Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Thermadyne Holdings Corporation:
We consent to the incorporation by reference in the registration statement (i) on Form S-8 (No. 333-126216) pertaining to the 2005 Employee Stock Purchase Plan, (ii) on Form S-8 (No. 333-118718) pertaining to the 2004 Non-Employee Directors’ Stock Option Plan, 2004 Stock Incentive Plan, Non-Employee Directors’ Deferred Stock Compensation Plan, and Individual Stock Option Agreements of Thermadyne Holdings Corporation and (iii) Form S-3 (No. 333-153285) pertaining to the Authorizing of Additional Shares our reports dated March 10, 2009, with respect to the consolidated balance sheets of Thermadyne Holdings Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008.
/s/ KPMG LLP
St. Louis, Missouri
March 10, 2009